Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:

David Banks

InfoNow Corporation
(303) 293-0212
pr@infonow.com

INFONOW BOARD APPOINTS MARK GEENE AS NEW CEO

Change made in advance of pending merger with HALO Technology Holdings to smooth transition

DENVER, Jan. 11, 2006 – The board of directors of InfoNow Corporation (Pink Sheets: INOW.PK), a leading provider of channel visibility and channel management solutions, today announced the unanimous selection of Mark Geene as the company’s new Chief Executive Officer.  The change was made following the recent announcement that InfoNow will be acquired by Warp Technology Holdings, Inc. (OTCBB: WARP.OB), a holding company for established enterprise software companies doing business under the name HALO Technology Holdings, subject to approval of a majority of the outstanding shares of InfoNow common stock..

Geene succeeds Harry Herbst, who had been serving as Interim CEO of InfoNow since March 2005.

“Our pending merger with HALO provided our board a great opportunity to solidify the leadership at InfoNow,” said Jeff Peotter, chairman of InfoNow.  “Mark was a clear choice for us.  He has a great depth of knowledge about our operations and service offerings, and he has strong relationships with our customers.”

“I commend Harry for the job he has done as Interim CEO and prior to that as the company’s CFO,” Peotter added.  “He has brought stability to our operations and has strengthened our financial position.  He will continue to serve in an important consulting capacity to the board over the next few months as we complete that merger.”

Geene joined InfoNow in 2003, when he assumed the title of Executive Vice President of Field and Client Operations, a position he still holds.  Prior to joining InfoNow, Geene spent 20-plus years in sales, operations and a variety of management positions, including stints with IBM, Oracle, Tenfold Corporation and Dorado Software.

“I am excited to take the helm of InfoNow at this important time in our development,” said Geene.  “As we become part of the HALO group of companies, we’ll have a great opportunity to expand our platform of service offerings and deliver even better service to our customers.”

About InfoNow Corporation

InfoNow (Nasdaq:INOW) provides channel management and channel visibility software and services to companies that sell through complex channel partner networks. The Company’s Channel Insight service gives companies rich, timely and actionable data on channel sales, including enhanced market intelligence on partners and end customers. It also includes tools to help clients use this data to profitably grow their business, through detailed customer segmentation and profiling, targeted opportunity generation, robust partner tracking and analysis, closed-loop opportunity tracking, sales credit assignment, inventory tracking and more. The Company also offers channel management services for partner profiling and referrals, lead generation and management, and partner relationship management. Since 1996, InfoNow has helped leading companies such as Apple, Bank of America, Enterasys Networks, Hewlett-Packard, SMC, Visa and Wachovia better serve their end customers through complex channel networks. InfoNow is based in Denver, Colorado. For more information, please visit the Company’s Web site at www.infonow.com.

About HALO Technology Holdings

HALO Technology Holdings owns and operates a portfolio of enterprise software companies. HALO’s strategy is to acquire private and public companies with a focus on profitability, product quality, customer satisfaction and retention, and stable growth. HALO generally uses a combination of debt and equity for its acquisitions, as well as leveraging the balance sheets of target companies, to minimize dilution to its shareholders. HALO pursues acquisitions that it believes will contribute to a strong increase in operating cash flow and earnings per share. HALO Technology Holdings is the operating name of Warp Technology Holdings, Inc. Shares of HALO are quoted on the Over-the-Counter Bulletin Board operated by the National Association of Securities Dealers, Inc. under the symbol “WARP”. For more information, please visit www.haloholdings.com.